Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
July 23, 2003	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter 2003 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced earnings of $11.9 million or $1.32 per share for the second quarter of 2003. This compares to net income of $10.8 million or $1.23 per share for the second quarter of 2002. For the first six months of 2003, net income was $13.3 million or $1.47 per share as compared to $14.2 million or $1.61 per share for the first six months of 2002.

Net sales declined 3.4% in the second quarter of 2003 as compared to the second quarter of 2002. This decline reflects lower bottle/can volume, which was down 4.3% in the second quarter and 1.9% in the first half. The difference between the growth rate in net sales and the growth rate in volume primarily reflects higher average revenue per case. The decline in net sales reflects unseasonably cool and abnormally wet weather across the Company’s territories as well as less aggressive retail pricing by several of the Company’s large customers. As a result of soft net sales performance, income from operations was down $6.3 million or 19% for the second quarter. The reduction in income from operations was partially offset by declines in interest expense and minority interest. In addition, the Company’s second quarter income tax provision was favorably impacted by a $3.1 million benefit resulting from the completion of a tax audit.

J. Frank Harrison, III, Chairman and CEO, said that he was disappointed with operating income through June, but was pleased with the Company’s expense control and continued success in debt reduction. Mr. Harrison said, “Due to the fixed nature of many of the Company’s costs, weaker than anticipated net sales translate into lower operating income.” Mr. Harrison said, “Despite higher wage rates and a significant increase in the cost of pension and health care benefits, the Company’s operating expenses were up less than 3% for the first half of 2003. Furthermore, the Company reduced overall debt and capital lease liabilities by more than $11 million over the past 12 months, despite the $53.5 million acquisition of an additional 22.7% interest in Piedmont Coca-Cola Bottling Partnership. The reductions in debt and capital lease liabilities along with the acquisition of another portion of Piedmont provided for lower interest expense and minority interest, which helped offset some of the Company’s shortfall in operating income in the first half of 2003.”

William B. Elmore, President and COO, attributes some of the Company’s net sales performance through the first six months to industry wide softness in the Company’s markets. Mr. Elmore said, “Although our volume has been weak during the first half of 2003, our market share has remained stable. The unseasonably cool and wet weather we have experienced so far this year appears to have had a dampening effect on overall beverage sales in our territories, especially in the higher margin immediate consumption market.” Mr. Elmore went on to say, “The Company is focused on improving net sales performance in the second half of the year through a combination of higher pricing and innovations in packaging, which include a 390 ml PET bottle for the immediate consumption market and 12 ounce PET bottles in Fridge Packs™ for the take-home market.”

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. These expectations are based on currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. These statements may include, among others, statements relating to our expectations concerning improving net sales performance in the second half of 2003 and our introduction of a 390 ml PET bottle for the immediate consumption market and 12 ounce PET bottles in Fridge Packs™ for the take-home market. Among the events or uncertainties which could adversely affect future periods are lower-than-expected net pricing resulting from increased marketplace competition, an inability to meet requirements under bottling contracts, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, material changes from expectations in the cost of raw materials, the inability of our aluminum can or PET bottle suppliers to meet our demand, higher than expected fuel prices, adverse weather conditions and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 27 and 28 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002.

-Enjoy Coca-Cola-

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2003	2002	2003	2002
Net sales	$318,165	$329,512	$593,365	$601,130
Cost of sales	164,505	170,068	304,811	307,212

Gross margin	153,660	159,444	288,554	293,918
Selling, general and administrative expenses	106,789	106,757	208,914	203,169
Depreciation expense	19,282	18,857	38,297	36,842
Amortization of intangibles	767	686	1,465	1,373

Income from operations	26,822	33,144	39,878	52,534

Interest expense	10,916	11,877	21,287	24,017
Other income (expense), net	(246)	(650)	(445)	(1,549)
Minority interest	1,142	2,764	1,258	3,523

Income before income taxes	14,518	17,853	16,888	23,445
Income taxes	2,618	7,070	3,581	9,284

Net income	$11,900	$10,783	$13,307	$14,161

Basic net income per share	$1.32	$1.23	$1.47	$1.61

Diluted net income per share	$1.32	$1.21	$1.47	$1.60

Weighted average number of common shares outstanding	9,043	8,784	9,043	8,779

Weighted average number of common shares outstanding—assuming dilution	9,043	8,880	9,043	8,869

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	June 29, 2003	Dec. 29, 2002	June 30, 2002
ASSETS

Current Assets:

Cash	$7,272	$18,193	$8,667
Accounts receivable, trade, net	84,858	79,548	93,548
Accounts receivable from The Coca-Cola Company	12,586	12,992	15,729
Accounts receivable, other	2,770	17,001	5,610
Inventories	40,114	38,648	42,020
Prepaid expenses and other current assets	8,565	4,588	7,404

Total current assets	156,165	170,970	172,978

Property, plant and equipment, net	461,707	466,840	472,790
Leased property under capital leases, net	44,342	44,623	48,532
Other assets	60,912	58,167	73,376
Franchise rights and goodwill, net	622,426	606,128	607,007
Other identifiable intangible assets, net	9,631	6,797	7,340

Total	$1,355,183	$1,353,525	$1,382,023

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	June 29, 2003	Dec. 29, 2002	June 30, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Portion of long-term debt payable within one year	$39	$31	$215,631
Current portion of obligations under capital leases	4,091	3,960	4,777
Accounts payable, trade	38,083	38,303	42,257
Accounts payable to The Coca-Cola Company	8,229	9,823	6,646
Other accrued liabilities	76,748	72,647	82,261
Accrued compensation	12,904	20,462	11,570
Accrued interest payable	11,962	10,649	11,140

Total current liabilities	152,056	155,875	374,282

Deferred income taxes	158,874	155,964	164,485
Pension and retiree benefit obligations	39,286	37,227	30,893
Other liabilities	60,248	58,261	61,133
Obligations under capital leases	42,182	42,066	42,123
Long-term debt	825,078	807,725	620,125

Total liabilities	1,277,724	1,257,118	1,293,041

Minority interest	32,832	63,540	59,356

Stockholders’ Equity:
Common Stock	9,704	9,704	9,498
Class B Common Stock	3,029	3,009	3,009
Capital in excess of par value	97,220	95,986	88,843
Retained earnings	14,828	6,043	1,854
Accumulated other comprehensive loss	(18,900)	(20,621)	(12,324)

	105,881	94,121	90,880
Less-Treasury stock, at cost:
Common	60,845	60,845	60,845
Class B Common	409	409	409

Total stockholders’ equity	44,627	32,867	29,626

Total	$1,355,183	$1,353,525	$1,382,023